Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES FULL YEAR AND FOURTH QUARTER FINANCIAL RESULTS

Charlottesville, VA – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported net income of $8.0 million, or $2.94 per diluted share, for the year ended December 31, 2020, which is a 19.3% increase compared to net income of $6.7 million, or $2.49 per diluted share, recognized for the year ended December 31, 2019.  Fourth quarter 2020 net income of $2.6 million, or $0.96 per diluted share, represents an increase of 82.8% compared to net income of $1.4 million, or $0.53 per diluted share, recognized during the fourth quarter of 2019.

“I am pleased to announce that our subsidiary bank posted the highest net income in the history of our franchise,” said Glenn W. Rust, President and Chief Executive Officer.  “During the COVID-19 recession, we increased organic loan growth while maintaining strict asset quality standards, as evidenced by the low number and dollar amount of deferrals, non-accruals and past dues that remain on our books.  Despite incurring nearly $1 million in merger-related expenses, we are proud to achieve $8.0 million in net income at the consolidated level.  Through enhanced automation of processes and structured control of other expenses, we were able to continue to increase the value of our organization for our shareholders and our employees.”

Update on Our Response to COVID-19

•

Paycheck Protection Program – During 2020, Virginia National Bank (the “Bank”) assisted nonprofit organizations and local businesses by funding $86.9 million of Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans, which were designed to provide economic relief to small businesses adversely impacted by COVID-19.  The loans carry a 1% annual interest rate.  As of December 31, 2020, 37% of the total dollars of PPP loans had been forgiven by the SBA, with $55.1 million outstanding. The Company recognized $2.1 million in PPP loan origination fees in 2020.

•

Loan Deferments – Also to assist our customers whose businesses were impacted by COVID-19, we processed a total of $59.0 million in loan deferments since the beginning of the pandemic, of which $28.7 million, or 48.6%, were principal-only deferments; $20.0 million, or 33.9%, were principal and interest deferments; $8.6 million, or 14.5%, were government-guaranteed loans; and $1.8 million, or 3.0%, were student loans.  As of December 31, 2020, $55.7 million in loan balances, or 94.3% of the total loan deferments approved, have returned to normal payment schedules and are now current, leaving a remaining balance of deferments of $3.3 million.  Of this remaining balance, $2.8 million, or 83.9%, are 100% government-guaranteed loans for which the deferrals were approved by the United States Department of Agriculture; and $540 thousand, or 16.1%, are student loans, which are private student loans not subject to potential federal forgiveness.  All organic, portfolio loans have come out of deferment and are now current.

2020 Full-Year and Selected Balance Sheet Financial Highlights

•

Gross loans outstanding at December 31, 2020 totaled $609.4 million, an increase of $69.9 million, or 13.0% compared to December 31, 2019.  The increase is due to the origination of PPP loans as noted above, of which $55.1 million remain outstanding as of December 31, 2020, as well as $14.8 million in net organic, non-PPP loan growth. Strategic decisions made in 2019 to expand the lending teams and add new products put us in a better position to increase organic loan growth without having to supplement the portfolio with purchased loans.

•	2020 Full-Year and Selected Balance Sheet Financial Highlights (continued)
•	The balance of loans in non-accrual status decreased to $8 thousand as of December 31, 2020, from $299 thousand as of December 31, 2019.
•

Loans 90 days or more past due and still accruing interest amounted to $137 thousand as of December 31, 2020, compared to $771 thousand as of December 31, 2019. The December 2019 balance included a government guaranteed loan of approximately $548 thousand, which was brought current in 2020.

•

The period-end allowance for loan losses (“ALLL”) as a percentage of total loans was 0.90% as of December 31, 2020, and 0.78% as of December 31, 2019.   Note that the ALLL a percentage of total loans, excluding PPP loans, (a non-GAAP financial measure) would have been 0.98% as of December 31, 2020.  (See “Reconciliation of Certain Non-GAAP Financial Measures” at the end of this release.)

•	Return on average assets (“ROAA”) for 2020 was 1.00% compared to 1.02% realized in the prior year.
•	Return on average equity (“ROAE”) for 2020 was 10.01% compared to 8.99% realized in 2019.
•	A provision for loan losses of $1.6 million was recognized during 2020, compared to $1.4 million recognized in the prior year.
•

The Company incurred $988 thousand in merger-related expenses during 2020 related to the combination with Fauquier Bankshares, Inc. (“Fauquier”), which is anticipated to close in the first half of 2021.

•

The efficiency ratio on a fully tax equivalent basis (“FTE”) (a non-GAAP financial measure) was 61.4% for 2020, compared to 64.9% for 2019.  (See “Reconciliation of Certain Non-GAAP Financial Measures” at the end of this release.)

•	The loan-to-deposit ratio was 83.4% at December 31, 2020, compared to 86.9% at December 31, 2019.
•

Net interest income for 2020 of $23.9 million increased $2.0 million or 8.9%, compared to 2019.  The higher net interest income was driven by the increase in interest and fees on loans of $765 thousand period-over-period, and the increase in interest on investment securities of $623 thousand, as well as the decline in interest expense of $922 thousand.

•

The cost of funds of 47 basis points (“bps”) incurred in 2020 decreased 27 bps from 74 bps in 2019, due to lower rates paid on deposit accounts.  Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings and money market accounts, remained in excess of 82% of total deposits at the end of 2020 and 2019.

•

Noninterest income for 2020 increased $1.0 million, or 18.3%, compared to 2019, primarily due to the increase in loan swap fee income of $1.1 million.  Gains on sales of securities increased $669 thousand over the same period.  Also, in 2020 the Company realized a partial recovery of $401 thousand of unearned insurance premiums related to the loss of insurance on the student loan portfolio.  The Company expects to receive the balance of unearned premiums of approximately $400 thousand in 2021.  These increases in 2020 were offset by declines in wealth management fee income of $565 thousand, bank-owned life insurance earnings related to a death benefit of $361 thousand received in 2019, and fees on mortgage sales of $112 thousand due to elimination of the department.

•

Noninterest expense for 2020 increased $895 thousand, or 5.0%, compared to 2019, largely due to $988 thousand of merger-related expenses.  Salaries and employee benefits increased $217 thousand, or 2.4%, and the Company incurred $183 thousand in expenses in 2020 directly related to COVID-19.  In 2019, the Company incurred an expense of $460 thousand related to the settlement of a claim.

•	Tangible book value per share as of December 31, 2020 was $30.17, compared to $27.98 as of December 31, 2019.
•

The effective tax rate for 2020 amounts to 20.6%, compared to 18.6% for 2019.  The non-deductibility of certain merger-related expenses for tax purposes in 2020 caused the effective rate to increase while the tax-exempt bank-owned life insurance death benefit in 2019 caused the effective rate to decline in that year.

•	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

Fourth Quarter 2020 Selected Financial Highlights

•	A provision for loan losses of $255 thousand was recognized during the fourth quarter of 2020, compared to a provision of $875 thousand during the fourth quarter of 2019.
•

Fourth quarter 2020 net interest income increased $1.3 million, or 23.6%, compared to the amount recognized in the fourth quarter of 2019.  The increase in fees on loans of $736 thousand and the decline in interest expense of $508 thousand contributed to this overall increase period-over-period.

•

The cost of funds incurred in the fourth quarter of 2020 was 36 bps, an improvement of 40 bps over the 76 bps incurred during the same period in the prior year, primarily due to the decline in interest paid on deposits.

•

Net interest margin (FTE) (a non-GAAP financial measure) for the fourth quarter of 2020 increased 1 basis point to 3.32% compared to 3.31% for the fourth quarter of 2019.  (See “Reconciliation of Certain Non-GAAP Financial Measures” at the end of this release.)

•

Noninterest income for the fourth quarter of 2020 increased $380 thousand, or 25.9%, to $1.8 million, compared to $1.5 million for the fourth quarter of 2019, due to fluctuations in several categories.  As noted above, the Company realized a partial recovery of $401 thousand in 2020 of unearned insurance premiums related to the student loan portfolio. Loan swap fee income increased $286 thousand, however wealth management fees declined $240 thousand and fees on mortgage sales declined $60 thousand.

•

Noninterest expense for the fourth quarter of 2020 increased $670 thousand, or 15.9%, compared to the fourth quarter of 2019 due largely to $439 thousand in merger-related expenses.  In addition, marketing expense increased $105 thousand from the fourth quarter of 2019 to the same period in 2020 due to the timing of expenses, and FDIC assessment expense increased $99 thousand period-over-period due to the expiration of credits.  The Company also incurred $46 thousand in expenses in the fourth quarter of 2020 directly related to COVID-19.

•	Cash dividends of $814 thousand were declared during the fourth quarter of 2020, while the remaining net income of $1.8 million, or 68.9%, was retained.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank.  The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Mechanicsville and Richmond, Virginia.  The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services.  The Bank offers investment advisory services under the name of Sturman Wealth Advisors.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements; Other Information

Certain statements in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals, and are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgement of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in: general economic and market conditions, including the effects of declines in real estate values, an increase in unemployment levels and general economic contraction as a result of COVID-19 or other pandemics; fluctuations in interest rates, deposits, loan demand, and asset quality; assumptions that underlie the Company’s allowance for loan losses; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (e.g., COVID-19 or other pandemics), and of governmental and societal responses thereto; the performance of vendors or other parties with which the Company does business; competition; technology; laws, regulations and guidance; accounting principles or guidelines; performance of assets under management; expenses related to the Company’s proposed merger with Fauquier, unexpected delays related to the merger, or the inability to obtain regulatory and shareholder approvals or satisfy other closing conditions required to complete the merger; and other factors impacting financial services businesses.  Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed from time to time by the Company with the Securities and Exchange Commission. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	December 31, 2020	December 31, 2019 *
	(Unaudited)
ASSETS
Cash and due from banks	$8,116	$14,908
Federal funds sold	26,579	4,177
Securities:
Available for sale, at fair value	174,086	114,041
Restricted securities, at cost	3,010	1,683
Total securities	177,096	115,724
Loans	609,406	539,533
Allowance for loan losses	(5,455)	(4,209)
Loans, net	603,951	535,324
Premises and equipment, net	5,238	6,145
Bank owned life insurance	16,849	16,412
Goodwill	372	372
Other intangible assets, net	341	408
Accrued interest receivable and other assets	9,868	9,157
Total assets	$848,410	$702,627
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$209,772	$166,975
Interest-bearing	148,910	122,994
Money market and savings deposit accounts	270,369	221,964
Certificates of deposit and other time deposits	101,713	109,278
Total deposits	730,764	621,211
Advances from the FHLB	30,000	-
Accrued interest payable and other liabilities	5,048	5,309
Total liabilities	765,812	626,520
Commitments and contingent liabilities
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,714,273 (including 25,268 nonvested) shares issued and outstanding as of December 31, 2020 and 2,692,005 (including 4,000 nonvested) shares issued and outstanding as of December 31, 2019	6,722	6,720
Capital surplus	32,457	32,195
Retained earnings	41,959	37,235
Accumulated other comprehensive income (loss)	1,460	(43)
Total shareholders' equity	82,598	76,107
Total liabilities and shareholders' equity	$848,410	$702,627

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	For the three months ended		For the twelve months ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest and dividend income:
Loans, including fees	$6,743	$5,957	$24,945	$24,180
Federal funds sold	6	192	104	459
Investment securities:
Taxable	452	369	1,602	1,158
Tax exempt	149	69	475	290
Dividends	34	24	104	110
Total interest and dividend income	7,384	6,611	27,230	26,197

Interest expense:
Demand and savings deposits	356	663	1,824	2,038
Certificates and other time deposits	288	527	1,454	2,146
Repurchase agreements and other borrowings	38	-	73	89
Total interest expense	682	1,190	3,351	4,273
Net interest income	6,702	5,421	23,879	21,924
Provision for loan losses	255	875	1,622	1,375
Net interest income after provision for loan losses	6,447	4,546	22,257	20,549

Noninterest income:
Wealth management fees	332	572	1,133	1,698
Advisory and brokerage income	184	154	700	605
Royalty income	16	4	103	17
Deposit account fees	167	201	651	766
Debit/credit card and ATM fees	177	186	612	723
Earnings/increase in value of bank owned life insurance	110	111	437	798
Fees on mortgage sales	-	60	77	189
Gains on sales of securities	9	3	743	74
Loan swap fee income	336	50	1,313	214
Other	514	124	796	467
Total noninterest income	1,845	1,465	6,565	5,551

Noninterest expense:
Salaries and employee benefits	2,462	2,449	9,466	9,249
Net occupancy	503	451	1,908	1,824
Equipment	62	114	463	430
Data processing	266	331	1,234	1,236
Merger expenses	439	-	988	-
Settlement of claims	-	-	-	460
Other	1,165	882	4,720	4,685
Total noninterest expense	4,897	4,227	18,779	17,884

Income before income taxes	3,395	1,784	10,043	8,216
Provision for income taxes	779	353	2,065	1,527
Net income	$2,616	$1,431	$7,978	$6,689
Net income per common share, basic	$0.96	$0.53	$2.94	$2.49
Net income per common share, diluted	$0.96	$0.53	$2.94	$2.49
Weighted average common shares outstanding, basic	2,714,273	2,692,005	2,707,877	2,686,866
Weighted average common shares outstanding, diluted	2,714,905	2,693,437	2,708,567	2,689,977

VIRGINIA NATIONAL BANKSHARES CORPORATION

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

(Unaudited)

	At or For the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Common Share Data:
Net income per weighted average share, basic	$0.96	$0.69	$0.77	$0.52	$0.53
Net income per weighted average share, diluted	$0.96	$0.69	$0.77	$0.52	$0.53
Weighted average shares outstanding, basic	2,714,273	2,714,273	2,710,019	2,692,803	2,692,005
Weighted average shares outstanding, diluted	2,714,905	2,716,710	2,711,017	2,694,090	2,693,437
Actual shares outstanding	2,714,273	2,714,273	2,714,273	2,702,373	2,692,005
Tangible book value per share at period end	$30.17	$29.37	$28.86	$27.95	$27.98

Key Ratios:
Return on average assets [1]	1.23%	0.89%	1.07%	0.78%	0.81%
Return on average equity [1]	12.75%	9.18%	10.64%	7.28%	7.43%
Net interest margin (FTE) [2]	3.32%	3.05%	3.12%	3.20%	3.31%
Efficiency ratio (FTE) [3]	57.03%	65.68%	59.47%	64.31%	61.22%
Loan-to-deposit ratio	83.39%	91.71%	88.55%	87.22%	86.85%

Net Interest Income:
Net interest income	$6,702	$6,047	$5,755	$5,375	$5,421
Net interest income (FTE) [2],[3]	$6,741	$6,089	$5,780	$5,395	$5,440

Capital Ratios:
Tier 1 leverage ratio	9.54%	9.41%	9.84%	10.59%	10.81%
Total risk-based capital ratio	15.35%	15.41%	15.56%	14.04%	15.08%

Assets and Asset Quality:
Average Earning Assets	$807,414	$793,712	$744,760	$678,941	$653,195
Average Gross Loans	$618,296	$630,704	$618,096	$535,824	$526,249
Paycheck Protection Program Loans, end of period	$55,120	$86,883	$86,859	$-	$-
Loan Deferrals, Pandemic Related	$3,346	$9,439	$39,800	$-	$-
Allowance for loan losses:
Beginning of period	$5,334	$4,917	$4,704	$4,209	$3,983
Provision for loan losses	255	224	378	765	875
Charge-offs	(162)	(62)	(193)	(388)	(689)
Recoveries	28	255	28	118	40
Net recoveries (charge-offs)	(134)	193	(165)	(270)	(649)
End of period	$5,455	$5,334	$4,917	$4,704	$4,209

Non-accrual loans	$8	$9	$11	$273	$299
Loans 90 days or more past due and still accruing	137	61	1,076	733	771
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$145	$70	$1,087	$1,006	$1,070

NPA as a % of total assets	0.02%	0.01%	0.14%	0.14%	0.15%
NPA as a % of total loans plus OREO	0.02%	0.01%	0.17%	0.18%	0.20%
ALLL to total loans	0.90%	0.84%	0.78%	0.85%	0.78%
ALLL to total loans, excluding PPP loans (non-GAAP)	0.98%	0.97%	0.90%	0.85%	0.78%
Non-accruing loans to total loans	0.00%	0.00%	0.00%	0.05%	0.06%
Net charge-offs (recoveries) to average loans [1]	0.09%	-0.12%	0.11%	0.20%	0.49%

[1]	Ratio is computed on an annualized basis.
[2]	The net interest margin and net interest income are reported on a FTE basis, using a Federal income tax rate of 21%.
[3]

The efficiency ratio (FTE) is computed as a percentage of noninterest expense divided by the sum of  net interest income (FTE) and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.  Refer to the Reconciliation of Certain Non-GAAP Financial (FTE) Measures on the following page.

VIRGINIA NATIONAL BANKSHARES CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

(Unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Fully tax-equivalent measures
Net interest income	$6,702	$6,047	$5,755	$5,375	$5,421
Fully tax-equivalent adjustment	39	42	25	20	19
Net interest income (FTE) [1]	$6,741	$6,089	$5,780	$5,395	$5,440

Efficiency ratio [2]	57.3%	66.0%	59.7%	64.5%	61.4%
Fully tax-equivalent adjustment	-0.3%	-0.3%	-0.2%	-0.2%	-0.2%
Efficiency ratio (FTE) [3]	57.0%	65.7%	59.5%	64.3%	61.2%

Net interest margin	3.30%	3.03%	3.11%	3.18%	3.30%
Fully tax-equivalent adjustment	0.02%	0.02%	0.01%	0.02%	0.01%
Net interest margin (FTE) [1]	3.32%	3.05%	3.12%	3.20%	3.31%

Performance measures
Return on average assets ("ROAA")	1.23%	0.89%	1.07%	0.78%	0.81%
Impact of merger expenses	0.05%	0.07%	—	—	—
Operating ROAA (non-GAAP)	1.28%	0.96%	1.07%	0.78%	0.81%

Return on average equity ("ROAE")	12.75%	9.18%	10.64%	7.28%	7.43%
Impact of merger expenses	0.54%	0.68%	—	—	—
Operating ROAE (non-GAAP)	13.29%	9.86%	10.64%	7.28%	7.43%

Allowance for loan loss measures
ALLL to total loans	0.90%	0.84%	0.78%	0.85%	0.78%
Impact of PPP loans	0.08%	0.13%	0.12%	—	—
ALLL to total loans, excluding PPP loans (non-GAAP)	0.98%	0.97%	0.90%	0.85%	0.78%

[1]	FTE calculations use a Federal income tax rate of 21%.
[2]	The efficiency ratio, GAAP basis, is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

3   The efficiency ratio, FTE or non-GAAP basis, is computed by dividing noninterest expense by the sum of  net interest income (FTE) and noninterest income.